United States
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number:0-21455

    Decade Companies Income Properties A Limited Partnership
     (Exact name of registrant as specified in its charter)

N19 W24130 Riverwood Drive, Suite 100, Waukesha, Wisconsin 53188 262-522-8990 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Limited Partnership Interests
    (Title of each class of securities covered by this Form)

                              None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s)
 relied upon to terminate or suspend
the duty to file reports:

     Rule 12g-4(a)(1)(i) [X]            Rule 12h-3(b)(1)(i) [X]
     Rule 12g-4(a)(1)(ii) [   ]         Rule 12h-3(b)(1)(ii) [   ]
     Rule 12g-4(a)(2)(i) [   ]          Rule 12h-3(b)(2)(i) [   ]
     Rule 12g-4(a)(2)(ii) [   ]         Rule 12h-3(b)(2)(ii) [   ]
                                        Rule 15d-6 -------- [   ]

Approximate number of holders of record as of the certification or notice date: 250.

Pursuant to the requirements of the Securities Exchange Act of 1934 Decade Companies Income Properties - A Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 3, 2003      By:   /s/ Jeffrey Keierleber
                                   Jeffery Keierleber,
                                   Principal Executive Officer and Principal
				    Financial Officer,
                                   Decade Companies,
                                   General Partner,
                                   Decade Companies Income Properties A
                                    Limited Partnership